MAGMA COPPER COMPANY
                         Computation of Per Share Earnings

PRIMARY
- -------
                                     1993          1992            1993
                                 ------------- ------------- --------------
Net income (loss) available for
  common stock                   $19,390,000   $ 42,671,000     $(128,319,000)

Weighted average number of primary
  shares outstanding:

    (i)  Shares of Common Stock
          outstanding at
         January 1                45,591,000     30,150,000        29,129,000
   (ii)  Dividends on Series B
           Preferred Stock, payable
           in Common Stock                --      1,163,000         1,163,000
  (iii)  Conversion of Series B
           Preferred Stock, to Common
           Stock (14,133,000 shares),
           weighted average               --         77,000                --
   (iv)  Stock Warrents exercised      17,000        18,000                --
    (v)  Stock options exercised      111,000        127,000            90,000
   (vi)  Common Stock equivalent
           arising from assumed
           conversion of outstanding
           warrants and options     2,455,000     1,909,000                --

          WEIGHTED AVERAGE NUMBER
            OF PRIMARY SHARES
            OUTSTANDING           48,174,000     33,444,000        30,382,000
                                  ==========    ===========      ============
          NET INCOME (LOSS)
            PER SHARE            $       .40   $       1.28     $      (4.22)(1)
                                  ==========    ===========     ============

FULLY DILUTED:
- -------------
Net income (loss)                $21,913,000   $ 55,281,000     $(120,528,000)

  Primary weighted average
    shares outstanding            48,174,000     33,444,000        30,382,000

    (i)  Conversion of Series B
           Preferred Stock
           (930,000 shares at 14.2857
           conversion rate)               --     13,286,000        13,286,000
   (ii)  Weighted average of
           conversion premium             --          5,000        13,286,000
  (iii)  Dividends on Series B
           Preferred Stock
           payable in the form of
           Common Stock                   --       (930,000)              --
   (iv)  Weighted are of primary
           shares converted               --        (77,000)              --
    (v)  Conversion of Series D
           Preferred Stock (weighted
           average 2 million shares
           at 3.448 conversion
           rate)                   3,136,000             --               --
   (vi)  Conversion of Series E
           Preferred Stock (weighted
           average 2 million shares
           at 3.5945 conversion)     611,000             --               --
  (vii)  Incremental shares from
           assumed conversion of
           outstanding warrant and
           options                   268,000        877,000               --
                                  ==========    ===========       ===========

         WEIGHTED AVERAGE NUMBER
           OF SHARES OUTSTANDING,
           ASSUMING FULL
           DILUTION               52,189,000     46,605,000        42,738,000
                                  ==========    ===========      ============

         NET INCOME (LOSS)
           per share             $      .40(1) $       1.19     $      (4.22)(1)
                                  ==========    ===========      ============

(1) The Company's convertible preferred stock is not included in the fully diluted calculations as its effects are antidilutive.